Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Unifund Financial Technologies, Inc. on Amendment No. 1 to Form S-4 (File No. 333-273362) of our report dated March 29, 2023, which includes an explanatory paragraph as to Everest Consolidator Acquisition Corporation’s ability to continue as a going concern, with respect to our audits of the financial statements of Everest Consolidator Acquisition Corporation as of December 31, 2022 and 2021 and for the year then ended December 31, 2022 and the period from March 8, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus

/s/ Marcum LLP

Marcum LLP

New York, NY

August 31, 2023